UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2013

LNB BANCORP, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-13203	34-1406303

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

457 Broadway, Lorain, Ohio	44052-1769

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (440) 244-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On December 12, 2013, LNB Bancorp, Inc. (the “Company”) entered into a common shares purchase agreement (the “Purchase Agreement”) with certain investors party thereto (the “Investors”), which included certain third-party investors and certain directors of the Company.  The transactions were approved by the Board of Directors of the Company, by a majority of the disinterested directors of the Company and by the Company’s Audit and Finance Committee.

Pursuant to the Purchase Agreement, the Company agreed to sell to the Investors an aggregate of 367,321 common shares, par value $1.00 per share, of the Company (the “Common Shares”) at a purchase price of $9.9087 per share (except that Investors who are directors of the Company or are related thereto paid $10.30 per share), for an aggregate purchase price of $3.68 million.  Each of the Investors is an “accredited investor” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The sales were consummated on December 16, 2013.  The proceeds of the sales of the Common Shares will be used to finance, in part, the repurchase or redemption by the Company of outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”).

The Purchase Agreement also contains additional covenants and obligations, including registration rights, other transfer restrictions, indemnity and contribution obligations.  Pursuant to the terms of the Purchase Agreement, the Company has agreed to file a registration statement on or prior to the date that is 60 days after the closing of the sales of the Common Shares to the Investors for the purpose of registering the resale of the Common Shares.

The information set forth in Item 3.02 of this Current Report on Form 8-K is incorporated by reference in response to this Item 1.01.

The foregoing summary of the terms of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 3.02.   Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 3.02.

The Common Shares are being offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The Common Shares to be issued have not been registered under the Securities Act and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to file a registration statement on or prior to the date that is 60 days after the closing of the sales of the Common Shares to the Investors for the purpose of registering the resale of the Common Shares.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Item 7.01.   Regulation FD Disclosure.

On December 16, 2013, the Company issued a press release announcing the sales of the Common Shares and the Company’s plans regarding the repurchase or redemption of its remaining outstanding shares of Series B Preferred Stock.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

Item 9.01.  Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Common Shares Purchase Agreement, dated as of December 12, 2013, by and among LNB Bancorp, Inc. and the Investors named therein.

99.1	Press Release issued by LNB Bancorp, Inc., dated December 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LNB BANCORP, INC.

(Registrant)

Date: December 16, 2013	By:	/s/ Gary J. Elek
Gary J. Elek
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Common Shares Purchase Agreement, dated as of December 12, 2013, by and among LNB Bancorp, Inc. and the Investors named therein.

99.1	Press Release issued by LNB Bancorp, Inc., dated December 16, 2013.